FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Fourth Quarter 2008;
Announces Decision on TARP Capital Investment

January 27, 2009, Frederick, MD — Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended December 31, 2008, the Company recorded net income of $154,000, which included a provision for loan losses of $475,000, and diluted earnings per share of $0.10, as compared to net income of $494,000, which included a provision for loan losses of $250,000 and  a gain from insurance proceeds in the amount of $230,000, and diluted earnings per share of $0.33 recorded for the fourth quarter of 2007.

The Company earned $1.04 million, which included a provision for loan losses of $935,000, with diluted earnings per share of $0.69 for the full year of 2008 as compared to $1.56 million in earnings, which included a provision for loan losses of $491,000 and a gain from insurance proceeds in the amount of $230,000, and diluted earnings per share of $1.03 for the same period in 2007. The increased provision for loan losses reflects management's continuing deep concern with deteriorating economic conditions, weakness in real estate markets, and the ongoing pressure on consumer households and the small business sector.  The Company has seen a modest increase in its ratio of nonperforming assets to total assets which is 0.61% and its ratio of net charge-offs to average loans which is 0.21% for 2008.

The Company also reported that, as of December 31, 2008, assets stood at $254.6 million, with deposits of $216.9 million and gross loans of $211.8 million, representing only minor changes from 2007.  The Company’s flat asset, deposit and loan growth reflects management’s determination to limit balance sheet growth, thereby strengthening its capital and liquidity positions in anticipation of continued economic weakness.

The Company also announced today that it has decided to not participate in the U.S. Treasury Department’s TARP (Troubled Asset Relief Program) Capital Purchase Program.  The Treasury Department recently approved an investment in the Bank of up to $7.016 million in new capital under the TARP Program.  As part of the Emergency Economic Stabilization Act, the Capital Purchase Program has only been made available to sound financial institutions meeting or exceeding strict qualifying criteria.

President and CEO Martin S. Lapera said, “Frederick County Bank is currently well capitalized.  In fact, our capital ratios significantly exceed the regulatory requirements for well capitalized banks, with our ratios of 12.43% and 11.18% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%.  Our liquidity position is equally strong, with $15.25 million in federal funds sold and other overnight investments, which equates to 6.0% of assets.  While we are pleased to have been approved for the Treasury investment, participation in the Capital Purchase Program is nevertheless associated with certain long-term restrictions and costs.  Management of Frederick County Bank believes that its level of existing capital is adequate to support continued successful implementation of the Bank’s business plan without the need for government capital assistance.”  Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc., both ratings in effect as of September 30, 2008.

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation.  The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.

	December 31,	December 31,
	2008	2007
(dollars in thousands)	(unaudited)	(audited)
Total assets	$254,562	$255,991
Cash and due from banks	808	3,828
Federal funds sold and other overnight investments	15,247	8,538
Investment securities - available for sale	20,040	27,512
Restricted stock	1,599	1,440
Loans, net	208,720	206,371
Deposits	216,883	219,228
Long-term borrowings	10,000	10,000
Junior subordinated debentures	6,186	6,186
Shareholders' equity	20,612	19,580

SELECTED FINANCIAL DATA

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(audited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,725	$4,260	$15,480	$16,247
Interest expense	1,633	2,147	7,116	7,977
Net interest income	2,092	2,113	8,364	8,270
Provision for loan losses	475	250	935	491
Net interest income after provision for loan losses	1,617	1,863	7,429	7,779
Securities gains	-	27	26	27
Gain from insurance proceeds	-	230	-	230
Gain on sale of foreclosed property	-	-	15	-
Noninterest income (excluding gains)	143	127	535	410
Noninterest expense	1,546	1,521	6,526	6,172
Income before provision for income taxes	214	726	1,479	2,274
Provision for income taxes	60	232	441	714
Net income	154	494	1,038	1,560

PER COMMON SHARE DATA:
Basic earnings per share	$0.11	$0.34	$0.71	$1.07
Diluted earnings per share	$0.10	$0.33	$0.69	$1.03
Basic weighted average number of shares outstanding	1,460,802	1,460,602	1,460,670	1,460,125
Diluted weighted average number of shares outstanding	1,494,816	1,507,884	1,503,372	1,518,155
Common shares outstanding	1,460,802	1,460,602	1,460,802	1,460,602
Book value per share	$14.11	$13.41	$14.11	$13.41

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.24%	0.76%	0.40%	0.63%
Return on average equity	2.99%	10.14%	5.12%	8.35%
Allowance for loan losses to total loans	1.47%	1.26%	1.47%	1.26%
Nonperforming assets to total assets	0.61%	0.12%	0.61%	0.12%
Ratio of net charge-offs to average loans	0.03%	0.01%	0.21%	0.01%
Average equity to average assets	7.96%	7.52%	7.83%	7.58%

Weighted average yield/rate on:
Loans	6.43%	7.20%	6.64%	7.31%
Interest-earning assets	5.92%	6.87%	6.28%	6.93%
Interest-bearing liabilities	3.21%	4.16%	3.50%	4.10%
Net interest spread	2.71%	2.71%	2.78%	2.83%
Net interest margin	3.35%	3.46%	3.44%	3.58%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology.  Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally.  Forward-looking statements speak only as of the date they are made.  The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

Contact: William R. Talley, Jr., Executive Vice President and Chief Financial Officer, (240) 529-1507

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